EXHIBIT 4.4

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 22, 2010

Among

AMERICAN MEDIA, INC.,

THE GUARANTORS NAMED HEREIN

and

WILMINGTON TRUST FSB,

as Trustee

to the

INDENTURE

Dated as of December 1, 2010

Among

AMO ESCROW CORPORATION

and

WILMINGTON TRUST FSB

as Trustee

11 1/2% FIRST LIEN SENIOR SECURED NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 22, 2010, among AMERICAN MEDIA, INC. (as successor by merger to American Media Operations, Inc.), a Delaware corporation (the “New Company”), the subsidiaries of the New Company set forth on the signature page hereto (the “Guarantors”) and WILMINGTON TRUST FSB, as trustee and collateral agent under the indenture referred to below (collectively in such capacities, the “Trustee”).

W I T N E S S E T H:

WHEREAS, AMO Escrow Corporation (the “Company”) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of December 1, 2010, providing for the issuance of the Company’s (i) $385,000,000 aggregate principal amount of the 11 1/2% First Lien Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, American Media Operations, Inc., has merged with and into the New Company, with the New Company as the surviving entity, and the Company has merged with and into the New Company, with the New Company as the surviving entity; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the New Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Assume Obligations. The New Company hereby agrees to unconditionally assume the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Company under the Indenture.

3. Agreement to Guarantee. The Guarantors hereby agree, jointly and severally, with all existing guarantors (if any), to unconditionally guarantee the New Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

4. Notices. All notices or other communications to the New Company and the Guarantors shall be given as provided in Section 13.02 of the Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Release of Obligations of Escrow Company. Upon execution of this Supplemental Indenture by the New Company and the Trustee, the Company is released and discharged from all obligations under the Indenture and the Notes.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Company.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AMERICAN MEDIA, INC.

By:	/s/ Christopher V. Polimeni
	Name:	Christopher V. Polimeni
	Title:	Executive Vice President and Chief Financial Officer and Treasurer

AMERICAN MEDIA CONSUMER
ENTERTAINMENT, INC.
AMERICAN MEDIA CONSUMER MAGAZINE
GROUP, INC.
AMERICAN MEDIA DISTRIBUTION & MARKETING GROUP, INC.
AMERICAN MEDIA MINI MAGS, INC.
AMERICAN MEDIA NEWSPAPER GROUP, INC.
AMERICAN MEDIA PROPERTY GROUP, INC.
AMI DIGITAL COMMERCE, INC.
COUNTRY MUSIC MEDIA GROUP, INC.
DISTRIBUTION SERVICES, INC.
GLOBE COMMUNICATIONS, CORP.
GLOBE EDITORIAL, INC.
MIRA! EDITORIAL, INC.
NATIONAL ENQUIRER, INC.
NATIONAL EXAMINER, INC.
STAR EDITORAL, INC.
WEIDER PUBLICATIONS, LLC

By:	/s/ Christopher V. Polimeni
	Name:	Christopher V. Polimeni
	Title:	Executive Vice President and Chief Financial Officer and Treasurer

WILMINGTON TRUST FSB, as Trustee and
Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President